Exhibit 99.1

CITI TRENDS ANNOUNCES 2019 HOLIDAY SALES RESULTS AND PLANNED RETIREMENT OF CFO

Comparable store sales increase 3.6% for the first two months of the fourth quarter

Interim CEO, Peter Sachse, to present at the ICR Conference on January 14, 2020

Investor presentation updated to include additional information regarding Citi Trends’ long-term goals

SAVANNAH, GA (January 13, 2020) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales for the first two months of the fourth quarter of fiscal 2019, in advance of its investor presentation at the ICR Conference in Orlando, Florida on January 14, 2020.

Holiday Sales – November and December 2019

Total sales in the first two months of the fourth quarter of fiscal 2019 increased 5.4% to $170.5 million compared with $161.9 million in the same period of 2018. Comparable store sales increased 3.6% during the two-month period.

Peter Sachse, Interim Chief Executive Officer, commented, “We were pleased with a 3.6% increase in comparable store sales during the holiday season, as our continued strategic shift towards non-apparel merchandise proved to be successful. We are achieving this sales growth on much less inventory, resulting in very current merchandise levels. We enter the new year well-positioned to grow Citi Trends’ business and I look forward to discussing our strategic priorities at the ICR Conference on January 14th.”

Chief Financial Officer Retirement

The Company also announced that Stuart C. Clifford, Senior Vice President and Chief Financial Officer, plans to retire effective March 29, 2020. As part of the succession planning for Mr. Clifford’s retirement, Jason B. Moschner has been promoted to Vice President, Finance. Mr. Moschner joined Citi Trends in June 2017 and has served in several roles in the Company’s finance organization, most recently as Director of Finance. The Company has initiated a search for a new Chief Financial Officer and will consider both external and internal candidates.

Long-Term Strategic Planning

Citi Trends continues to execute on its strategic initiatives that were first outlined publicly in the second quarter of 2019. The Company has revised its investor presentation to include updates on the execution of these initiatives as well as provide other updates based on the Company’s ongoing review of its three-year strategic plan. Such presentation includes the following information, among other things:

CTRN Announces 2019 Holiday Sales Results

January 13, 2020

•	Merchandising, marketing, planning and allocation initiatives to drive sales, gross margin and inventory turnover

•	New store growth plans – ~ 30 per year (~ 5% unit growth per year)

•	Investments in major remodels for existing stores – ~ 50 per year

•	Systems initiatives, particularly in support of merchandising, planning and allocation

•	Projects to improve supply chain performance

•	Improve inventory turnover 8% to 10% each year

•	Increase earnings per share at a compounded annual growth rate of 20% to 25%

•	Generate annual free cash flow* of $20 million to $25 million

•	Return of excess capital to shareholders

The presentation is being filed with the SEC on Form 8-K today and will also be available in the Investor Relations section of the Company’s website. This presentation will be referenced by management at the ICR Conference.

*Forward-looking non-GAAP financial measure. See investor presentation for additional information regarding this measure.

Capital Return Program

As announced on November 26, 2019, the Company’s Board of Directors authorized another $25 million share repurchase program. Since that announcement, the Company has repurchased shares at a total cost of approximately $13 million, and since the beginning of 2019, the Company has returned approximately $26 million to its shareholders in the form of share repurchases and dividends. Since Citi Trends initiated its capital return program in 2015, the Company has returned approximately $120 million to its shareholders in the form of share repurchases and dividends.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company operates 566 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding the Company’s future financial results and position, business policy and plans, objectives of management for future operations and our intentions and ability to pay dividends and complete any share repurchase authorizations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Statements with respect to earnings, sales or new store guidance are forward-looking statements. Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s quarter-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Any forward-looking statements by the Company, with respect to guidance, the Company’s intention to declare and pay dividends, the repurchase of shares pursuant to a share repurchase program, or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Peter R. Sachse
Interim Chief Executive Officer
(912) 443-3110